SERVICE PROVIDER AGREEMENT

This *Service Provider Agreement* (this "Agreement") is made and effective as of October 27, 2014 (the "Effective Date"), by and between AmericaTowne, Inc., a Delaware corporation and reporting AmericaTowne under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 353 East Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 ("AmericaTowne") and Yilaime Corporation, a Nevada corporation with an address for notice purposes of 228 Seahawk Street, Suite 310 in Las Vegas, Nevada 89145 ("Yilaime"). AmericaTowne and Yilaime may be defined singularly as a "Party" or collectively as the "Parties."

WITNESSETH

WHEREAS, the Parties have determined that the related-party transaction contemplated by this Agreement would be advantageous and beneficial to their respective companies and shareholders.

WHEREAS, Yilaime and its management have distinct experience working with potential businesses in the United States and China who may be candidates for AmericaTowne's operations and business, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy, or facilitating the acquisition of goods and performing services to AmericaTowne, securing funding (credit lines, loans and loan guarantees), insurance and export contracts and other related services that could assist candidates in conducting business with AmericaTowne. Furthermore, Yilaime and its management have worked with Export-Import Bank of the United States (the "US Exim Bank"), the Hong Kong Export Credit Insurance Corporation (the "ECIC"), the United States governments, and financial support entities in Hong Kong and mainland China providing export development assistance to US and Chinese companies. These services are collectively referred to herein as "Export Funding and Support Services".

WHEREAS, in addition to the Export Funding and Support Services provided by Yilaime, Yilaime and its management have experience and expertise in providing AmericaTowne, through its franchisees and/or licensees, consulting services for marketing, recruiting and business occupancy requirements for the select franchised or licensed locations. Utilizing this experience and expertise, Yilaime is in a position to identify and attract for the benefit of AmericaTowne businesses, governmental agencies and other entities located in the United States and elsewhere interested in leasing, providing services, associating with, sponsor, and/or otherwise use facilities and/or names owned and used by AmericaTowne consistent with its business model. These services are collectively referred to herein as the "Occupancy Services".

WHEREAS, in consideration for Yilaime having an exclusive agreement with AmericaTowne in providing the Export Funding and Support Services and Occupancy Services, and Yilaime in agreeing not to provide similar services to other parties similarly situated as AmericaTown, i.e. mutual exclusivity, the Parties agree to the terms and conditions of this Agreement.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Term of Agreement. This Agreement shall become effective upon the Effective Date and, absent gross negligence, willful and material breach of this Agreement or intentional violation of any law by Yilaime that cannot be reasonably cured by Yilaime within thirty (30) days of receipt of written notice by AmericaTowne of the alleged action or omission, this Agreement shall not be terminated absent mutual written agreement between the Parties prior to October 27, 2019 (the "Term"). The Parties agree that in the event of termination under this Section 1, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 1, AmericaTowne shall reimburse Yilaime for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement.

2. Option and Conditions to Extension of Term. Yilaime retains the option to extend the Term under its sole discretion until October 27, 2024 subject to the terms of this Section 2 (the "Option Term"). The Option Term shall become effective provided Yilaime provides written notice to AmericaTowne by September 27, 2019 of its intent to exercise the option right herein. This Agreement may be terminated by AmericaTowne at any time during the Option Term subject to Yilaime providing written notice to AmericaTowne fifteen (15) days prior to the termination. The Parties agree that in the event of termination under this Section 2, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 2, AmericaTowne shall reimburse Yilaime for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement.

3. Scope of Services. Yilaime shall provide the Export Funding and Support Services, and the Occupancy Services for the benefit of AmericaTowne in a manner deemed commercially acceptable by Yilaime based on its experience, expertise and training.

4. Compensation. In consideration of Yilaime providing the Export Funding and Support Services, and the Occupancy Services on an exclusive basis to AmericaTowne, the Parties have agreed to the "Mutual Compensation Schedule" attached hereto as **Exhibit A**.

5. Exclusive Independent Contractor. Yilaime is an independent contractor, and for the consideration agreed upon herein, agrees to provide the services identified in Section 3, above, on an exclusive basis to AmericaTowne and for the consideration set forth in Section 4, above, and in the Mutual Compensation Schedule. AmericaTowne shall cooperate with Yilaime in providing Yilaime with sufficient and confidential information and knowledge of AmericaTowne's business in order for Yilaime to perform under this Agreement. AmericaTowne agrees to be responsible for all costs necessary in providing this information and knowledge to Yilaime. Yilaime has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed. Yilaime has the right to perform the services required by this Agreement at any place or location and at such times as Yilaime may determine. Yilaime has the right to hire assistants as subcontractors or to use employees to provide the services required by this Agreement provided that such individuals have no less than six months of experience in providing services contemplated under this Agreement.

Yilaime represents that those subcontractors or employees performing services under this Agreement on behalf of Yilaime meet Yilaime's conditions of employment. The services required by this Agreement shall be performed by Yilaime, or Yilaime's employees or contract personnel, and AmericaTowne shall not hire, supervise, or pay any assistants to help Yilaime. Neither Yilaime nor Yilaime's employees or contract personnel shall receive any training from the AmericaTowne in the professional skills necessary to perform the services required by this Agreement, unless otherwise agreed upon by the Parties.

6. Waiver and Assumption of Liability. Yilaime assumes all liability for personal injuries of any kind or death directly related to its performance under this Agreement. Yilaime assumes all liability and responsibility for its personal property while acting under this Agreement.

7. Confidential Information. Yilaime will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of AmericaTowne without AmericaTowne's prior written consent except to the extent necessary to perform services on AmericaTowne's behalf. Proprietary or confidential information includes the written, printed, graphic, or electronically recorded materials furnished by the AmericaTowne for Yilaime to use; information belonging to AmericaTowne about whom Yilaime gained knowledge as a result of the Yilaime's services to AmericaTowne. AmericaTowne agrees it will not provide Yilaime with false written or verbal information. Yilaime shall not be restricted in using any material that is publicly available, already in Yilaime's possession, or known to Yilaime without restriction, or that is rightfully obtained by Yilaime from sources other than AmericaTowne. On termination of this Agreement, Yilaime shall deliver to AmericaTowne all materials in Yilaime's possession relating to AmericaTowne's business.

8. Agreement Not To Circumvent. The Parties agree that the AmericaTowne has a legitimate business purpose in seeking a restrictive covenant from Yilaime not to directly or indirectly circumvent confidential information in order to either benefit directly or indirectly from the opportunities presented by and paid for by AmericaTowne. The Parties agree that the restrictions in this section are fair and reasonable in all respects. If any provision of this section are ever held by a court to be unreasonable, the Parties agree that this section shall be enforced to the extent it is deemed to be reasonable. This section survives any termination of this Agreement.

9. Covenant Not To Compete. Yilaime agrees that in consideration of the compensation set forth herein and in consideration of the AmericaTowne sharing confidential and proprietary information with Yilaime, Yilaime agrees that during the Term herein and for six (6) months after termination of this Agreement, Yilaime shall not actively compete against AmericaTowne in the United States of America or in any other country in which the AmericaTowne now or during the Term or, if applicable, the Option Term of this Agreement does business. By executing this Agreement, Yilaime agrees that the AmericaTowne has a legitimate business interest in seeking the restrictive covenant herein.

10. Intellectual Property. All materials developed by Yilaime for AmericaTowne, if any, will belong exclusively to AmericaTowne, and will be deemed to have been developed and created by Yilaime for AmericaTowne as "work for hire." Yilaime will execute any and all documents necessary to assign and transfer to the AmericaTowne all intellectual property and other rights in materials and information created for the AmericaTowne pursuant to this Agreement.

11. Mutual Indemnification/Hold Harmless. Yilaime, as an independent contractor, agrees to indemnify, defend, and hold harmless AmericaTowne from any and all liability resulting from intentional or reckless acts or the acts of the employees or agents of Yilaime. Likewise, AmericaTowne agrees to indemnify, defend, and hold harmless Yilaime from any and all liability resulting from intentional or reckless acts or the acts of the employees, agents, franchisees, licensees, directors or officers of AmericaTowne.

The party entitled to indemnification is defined in this Section 9 as the "Indemnified Party," and the party providing the indemnity is the "Indemnifying Party." In the event of a lawsuit, investigation, or claim, the Indemnifying Party will, at its sole discretion, cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Party from losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement by the Indemnifying Party in connection with: (i) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Indemnified Party that were either approved in advance by the Indemnifying Party or entirely based

on information provided by the Indemnifying Party to the Indemnified Party expressly for use in connection with the services under this Agreement, and (ii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Indemnified Party's gross negligence, bad faith or willful misconduct with respect thereto.

12. Permits and Licenses. Yilaime declares that it has complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

13. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party's sole discretion.

14. Amendment. This Agreement may be amended by a writing signed by the Parties.

15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

16. Complete Agreement. This Agreement, and the Compensation Schedule, contains the entire agreement between the parties with respect to the matters covered herein. Yilaime acknowledges that he or she is entering into this Agreement solely on the basis of the written representations contained herein.

17. Applicable Law. This Agreement shall be governed by the laws of North Carolina. The Parties agree that, should any dispute arise out of, in connection with, or relating to this Agreement, that they shall cooperate in good faith to resolve any such disputes, and if unsuccessful, the Parties agree to binding arbitration under the procedural rules of the American Arbitration Association. The Parties agree that such arbitration shall be final and binding, and that by agreeing to arbitration, are waiving their right to seek legal remedies in Court and agree to waive the right to a trial by jury; however, the Parties agree that they have the right to seek equitable relief from a Court of competent jurisdiction for any alleged breach of Sections 7 through 10 of this Agreement.

18. Counterparts; Electronic or Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

19. Joint Drafting, Negotiation and Conflict Waiver. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form.

Yilaime acknowledges that Paesano Akkashian, P.C. ("Paesano Akkashian") has disclosed to it that it is legal counsel to AmericaTowne and its related-party Yilaime Corporation of NC (the North Carolina corporation, not to be confused with the Yilaime in this Agreement), and that an actual or perceived conflict of interest may exist under the Michigan Rules of Professional Conduct by virtue of the fact that Yilaime is a related party to AmericaTowne. Yilaime acknowledges that Paesano Akkashian has thoroughly explained the conflict, and to the extent such a conflict exists, Yilaime waives the conflict.

20. Conflict Waiver Related to Alton Perkins. The Parties acknowledge that this Agreement is intended to serve as a step in the restructuring of the Parties in furtherance of AmericaTowne's business objectives, and in furthering Yilaime's business relationship with AmericaTowne and future services to be provided to AmericaTowne. The Parties acknowledge that Alton Perkins is the Chairman of the Board, President, Treasurer and Secretary for AmericaTowne and the Chairman of the Board for Yilaime. To the extent an actual or perceived conflict of interest exists related to Mr. Perkins' positions with AmericaTowne, Yilaime knowingly waives the conflict since the execution of this Agreement is in the best interests of Yilaime.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By: ______________________
Alton Perkins
Chairman of the Board
Authorized by Board of Directors

YILAIME CORPORATION

By: Xiang Mei Lin
Xiang Mei Lin
Director
Authorized by the Board of Directors

MUTUAL COMPENSATION SCHEDULE

This *Mutual Compensation Schedule* (this "Schedule") is made and effective as of October 27, 2014 (the "Effective Date"), by and between AmericaTowne, Inc., a Delaware corporation and reporting AmericaTowne under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 353 East Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 ("AmericaTowne") and Yilaime Corporation, a Nevada corporation with an address for notice purposes of 228 Seahawk Street, Suite 310 in Las Vegas, Nevada 89145 ("Yilaime"), and is incorporated into and merged with the Service Provider Agreement between Yilaime and AmericaTowne (the "Agreement") as Exhibit A to the Agreement. AmericaTowne and Yilaime may be defined singularly as a "Party" or collectively as the "Parties."

WHEREAS, until further written amendment hereto signed by the Parties, the Parties agree that this Schedule shall govern compensation from AmericaTowne to Yilaime for Yilaime providing those services set forth in the Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Export Funding and Support Services. Subject to the disclosures set forth in Section 3 and Section 4 of this Schedule, during the Term and, if applicable, the Option Term, as these terms are defined in the Agreement, AmericaTowne shall pay Yilaime a fee equal to 1.0% of the gross value of all funds, insurance, loans and or guarantees charged and collected from those businesses participating or contracting with AmericaTowne.

2. Occupancy Services. Subject to the disclosures set forth in Section 3 and Section 4 of this Schedule, during the Term, and if applicable, the Option Term, as these terms are defined in the Agreement, AmericaTowne shall pay Yilaime a fee equal to 10% of any and all licenses, leases, occupancy expenses, and association, sponsorship or exporting fees, and any revenues benefiting AmericaTowne procured through Yilaime's efforts.

In addition, Yilaime agrees to pay AmericaTowne an exclusive operations fee (the "Operations Fee"). Yilaime acknowledges payment of the Operations Fee to AmericaTowne equal to $25,000 paid on September 23, 2014. Yilaime further acknowledges receipt of an invoice for the Operations Fee for the October 2014 to December 2014 quarter in the amount of $25,000 due by or before October 31, 2014. These amounts were paid pursuant to invoicing, and not pursuant to the Agreement or this Schedule.

The Parties agree that the next Operations Fee shall be invoiced in the amount of $25,000 on January 1, 2014 and due March 30, 2015, and then on the first day of the following third month during the Term thereafter, i.e. every quarter, to be invoiced by AmericaTowne (hereinafter referred to as the "Quarterly Fee"). The Parties agree that the Quarterly Fee will be paid in four equal installments as follows after February 29, 2016:

(a) $150,000 for the time period covering March 1, 2016 to February 28, 2017;
(b) $200,000 for the time period covering March 1, 2017 to February 28, 2018;

(c) $250,000 for the time period covering March 1, 2018 to February 28, 2019; and

(d) $250,000 for the time period covering the remainder of the Term and, if applicable, the Option Term.

3. Yilaime Is Not A Real Estate Broker. AmericaTowne agrees that Yilaime is not being compensated as a real estate broker or salesperson as Yilaime is not licensed as such a broker or salesperson, and Yilaime shall not sell or offer for sale, buy or offer to buy, provide or offer to provide market analyses, list or offer or attempt to list, or negotiate the purchase or sale or exchange or mortgage of real estate, and AmericaTowne acknowledges and agrees that it will retain its own attorneys, accountants and real estate brokers and/or salespeople, as needed, for any transactions contemplated under the Agreement and this Schedule.

4. Yilaime Is Not A Securities Broker or Dealer. AmericaTowne agrees that Yilaime is not being compensated as a broker/dealer or registered FINRA representative in the business of selling securities. AmericaTowne acknowledges that the Agreement and this Schedule is limited solely to consulting and advisory services, and AmericaTowne agrees that the compensation set forth herein shall be categorized as valuable consideration in the context of facilitating the services under the Agreement, and payment of any consideration under this Schedule constitutes a waiver and release of any claims by AmericaTowne that the payment is related in any manner to the sale of securities.

5. Merger and Integration. This Schedule, along with the Agreement, contain the entire agreements of the Parties, and any and all prior schedules, agreements, representations, promises or, to the extent recognized by a court of competent jurisdiction to constitute binding duties and obligations under North Carolina law, are superseded by and/or merged into the aforementioned agreements.

6. Miscellaneous. The Parties agree that all other remaining provisions set forth in the Agreement are incorporated by reference as if fully stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By: ______________________________

Alton Perkins
Chairman of the Board
Authorized by Board of Directors

YILAIME CORPORATION

By: Xiang Mei Lin

Xiang Mei Lin
Director
Authorized by the Board of Directors